                                                                    Exhibit 99.3


Securities and Exchange Commission
Washington, DC  20549


Securities and Exchange Commission:


Arthur Andersen LLP ("Andersen") has represented to Westinghouse Air Brake Technologies Corporation that the audit was subjected to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.







/s/ Robert J. Brooks
---------------------------------------------------
Robert J. Brooks, Chief Financial Officer